UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  April 19, 2012

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii  96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

On April 19, 2012, Hawaiian Electric Company, Inc. (HECO) and its electric utility subsidiaries, Maui Electric Company, Limited (MECO) and Hawaii Electric Light Company, Inc. (HELCO and, with HECO and MECO, the Companies) each entered into their separate Note Purchase Agreements (the HECO Note Agreement, MECO Note Agreement and the HELCO Note Agreement) with the purchasers shown as signatories to each of the agreements included as Exhibits 4(a), 4(b) and 4(c) to this report, respectively, for an aggregate principal amount of $417 million. The proceeds will be used in part to redeem $267 million of special purpose revenue bonds issued by the Department of Budget and Finance of the State of Hawaii for the benefit of the Companies. In addition, the balance of the proceeds of $150 million is new debt to HECO. HECO has guaranteed the obligations of MECO and HELCO under their respective note agreements and the notes issued thereunder.

HECO, MECO and HELCO issued through a private placement the following series of taxable unsecured senior notes (respectively, the HECO Notes, MECO Notes and HELCO Notes, and together, the Notes) in the aggregate principal amounts of $327 million, $59 million and $31 million, as shown in the chart below.

HECO

Amount	Series	Maturity
$30 million	3.79% Senior Notes, Series 2012A	December 1, 2018
$62 million	4.03% Senior Notes, Series 2012B	January 1, 2020
$50 million	4.55% Senior Notes, Series 2012C	November 1, 2023
$35 million	4.72% Senior Notes, Series 2012D	November 1, 2029
$150 million	5.39% Senior Notes, Series 2012E	April 1, 2042

MECO

Amount	Series	Maturity
$9 million	3.79% Senior Notes, Series 2012A	December 1, 2018
$20 million	4.03% Senior Notes, Series 2012B	January 1, 2020
$30 million	4.55% Senior Notes, Series 2012C	November 1, 2023

HELCO

Amount	Series	Maturity
$11 million	3.79% Senior Notes, Series 2012A	December 1, 2018
$20 million	4.55% Senior Notes, Series 2012B	November 1, 2023

All proceeds of the Notes, except the Series 2012E of the HECO Notes, will be applied ($267 million in the aggregate), together with such additional funds as are required from the applicable Companies, to redeem the following series of special purpose revenue bonds and refunding special purpose revenue bonds issued by the Department of Budget and Finance of the State of Hawaii, which outstanding bonds are in the aggregate principal amount of $271 million:

Series	Year of Maturity
5.75% Refunding Series 1999B Bonds	2018
6.15% Refunding Series 1999D Bonds	2020
5.70% Refunding Series 2000 Bonds	2020
5.45% Series 1993 Bonds	2023
6.20% Series 1999C Bonds	2029

All of these series of bonds have been called for redemption, with all such series of bonds, other than the 5.45% Series 1993 Bonds, to be redeemed on April 30, 2012, and with the 5.45% Series 1993 Bonds to be redeemed on May 25, 2012.

The proceeds of the $150 million of the Series 2012E Notes issued by HECO will be used by HECO to finance its capital expenditures and/or for the reimbursement of funds used for the payment of capital expenditures.

HECO’s consolidated long-term debt, net, including current portion, as of December 31, 2011 was $1.058 billion. Taking into account (a) the issuance of the HECO, MECO and HELCO Notes as described above, (b) the application of the proceeds of such Notes and other funds provided by the applicable Companies to redeem the five series of special purpose revenue bonds identified above and (c) the repayment at their April 1, 2012 maturity of $57.5 million of 4.95% Special Purpose Revenue Bonds issued by the Department of Budget and Finance for the benefit of the companies, HECO’s consolidated long-term debt, net, including current portion, as of December 31, 2011, as adjusted, would be $1.147 billion.

The three Note Agreements contain customary representations and warranties, affirmative and negative covenants, and events of default (the occurrence of which may result in some or all of the Notes of each and all of the companies then outstanding becoming immediately due and payable) and provisions requiring the maintenance by HECO and each of MECO and HELCO of certain financial ratios generally consistent with those in HECO’s existing unsecured revolving Credit Agreement, dated as of May 7, 2010, as amended, with the lenders party thereto and JPMorgan Chase Bank, N.A., as issuing bank and administrative agent.

All of the Notes issued by the Companies under the three Note Agreements may be prepaid in whole or in part at any time at the prepayment price of the principal amount of the Notes plus payment of a “Make-Whole Amount.” Each of the Note Agreements also (a) requires the Companies to offer to prepay the Notes (without a Make-Whole Amount) in the event that HEI ceases to own 100% of the common stock or other securities of HECO that is ordinarily entitled, in the absence of contingencies, to vote in the election of HECO directors unless, at the time of such cessation of ownership and at all times during the period of 90 consecutive days thereafter, the long-term unsecured, unenhanced debt of HECO maintains an investment grade rating by at least one rating agency or, if more than one rating agency rates such indebtedness, then by each such rating agency, and (b) permits the Companies to offer to prepay Notes (without a Make-Whole amount) in the event of a sale of assets that would otherwise constitute a covenant default.

The foregoing is a brief summary of only certain of the terms and conditions of the three Note Agreements and does not purport to be a complete discussion of their terms. Accordingly, the foregoing description is qualified in its entirety by reference to the Note Agreements filed as Exhibit 4(a), Exhibit 4(b) and Exhibit 4(c) to this report, which are incorporated herein by reference.

Item 8.01  Other Events.

The following is an update to the disclosures on MECO’s 2012 test year rate case in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Most recent rate proceedings”, which are incorporated herein by reference to pages 57-59 of HEI’s and HECO’s Annual Report on Form 10-K for the year ended December 31, 2011:

On April 20, 2012, MECO and the Consumer Advocate (the parties) executed and filed an agreement covering all of the issues in MECO’s 2012 test year rate case proceeding. The agreement is subject to approval by the Public Utilities Commission of the State of Hawaii (PUC), which may accept or reject the agreement in part or in full. If the PUC does not accept the material terms of the agreement, any (and all) of the parties may withdraw from the agreement and pursue their respective positions in the proceeding without prejudice.

If the settlement agreement is approved by the PUC, the annual interim increase would amount to $14.9 million, or a 3.6% increase. The settlement agreement represents a negotiated compromise of the parties’ respective positions. A comparison of the settlement agreement and MECO’s requested increase in its application for a general rate increase filed on July 22, 2011 is as follows:

	Application (July 22, 2011)	Settlement Agreement
Request amount	$ 27.5 million (6.7% increase)	$ 14.9 million (3.6% increase)
Return on average common equity (ROACE) (%)	11.00%	10.0%
Common equity capitalization (%)	56.85%	56.86%
Return on average rate base (%)	8.72%	7.91%
Average rate base amount	$ 393 million	$ 393 million

The total annual interim increase in revenues under the settlement agreement is lower by approximately $12.6 million, or 46%, than MECO’s original request for a $27.5 million increase in revenues. Listed below is a summary of the items that comprise the reduction:

Reduction items	(in millions)
Reduction in ROACE to 10%	$4.0
Agreement to allow deferral and recovery of certain costs via surcharge mechanism or future rate case	2.8
Reduction in operations and maintenance expense	3.8
Reduction in cost of debt	1.7
Other settled items	0.3
Total reduction	$12.6

The 10% ROACE included in the settlement agreement assumes the implementation of decoupling (consistent with the ROACE allowed in other rate case decisions reflecting decoupling), which is expected to be effective for MECO upon the earlier of final rates from its 2010 rate case or interim rates from the 2012 rate case.

The requested increase in revenues is primarily to pay for the cost of improvements to integrate additional renewable energy and improve the reliability of service for MECO’s Maui, Lanai and Molokai customers.

The current stipulated schedule approved by the PUC contemplates the issuance of an interim decision by May 22, 2012. However, management cannot predict or provide any assurances concerning the timing or amount of any interim decision in, or the ultimate outcome of MECO’s 2012 test year rate case proceeding.

HEI and HECO intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American Savings Bank, F.S.B.’s (ASB’s) press releases, SEC filings and public conference calls and webcasts. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 4(a)	Note Purchase Agreement among Hawaiian Electric Company, Inc. and the Purchasers that are parties thereto, dated April 19, 2012.

Exhibit 4(b)	Note Purchase Agreement among Maui Electric Company, Limited and the Purchasers that are parties thereto, dated April 19, 2012.

Exhibit 4(c)	Note Purchase Agreement among Hawaii Electric Light Company, Inc. and the Purchasers that are parties thereto, dated April 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Executive Vice President,	Senior Vice President and
Chief Financial Officer and Treasurer	Chief Financial Officer
(Principal Financial Officer of HEI)	(Principal Financial Officer of HECO)
Date: April 23, 2012	Date: April 23, 2012